Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Breathe BioMedical Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, no par value	457(o)	-	-	$12,075,000	(1)	$0.00015310	$1,848.68
Fees to Be Paid	Equity	Representative’s warrants	457(g)	-	-	-		-		(2)
Fees to Be Paid	Equity	Common stock, no par value, issuable upon exercise of Representative’s warrant	457(o)	-	-	$603,750		$0.00015310	92.43	(3)
Total Offering Amounts						$12,678,750		$0.00015310	$1,941.12
Total Fees Previously Paid						-			$1,871.38
Total Fee Offsets						-			-
Net Fee Due									$69.74

(1) Includes the aggregate offering price of additional shares of common stock that the underwriters have the option to purchase to cover over-allotments.

(2) No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of the Representative’s Warrants is $603,750, which is equal to 5.0% of the aggregate number of shares of common stock sold in this offering, including any shares of common stock sold pursuant to the exercise of the underwriter’s option, at an exercise price equal to 110% of the public offering price per share.